Exhibit 10

August 4, 2017
Revised August 10, 2017; Aug. 15, 2017

BY HAND DELIVERY

James K Simons
[ADDRESS OMITTED]

RE: Separation Agreement and General Release - Revised

Dear James:

This will confirm our offer concerning the separation of your employment with Associated Banc-Corp or its direct or indirect subsidiaries (collectively "Associated Bank" or "the Company"), which is effective today, August 4, 2017 ("Separation Date"). In connection with the separation, the Company offers James K. Simons (referred to herein as "you" or "Colleague") the following benefits:

(1) Unconditional Assistance Benefits. Whether or not you choose to sign this agreement and accept the terms it contains or, having done so, exercise your right to revoke your acceptance of these terms (described more fully in Paragraph 4(D), below), the following circumstances will apply to you:

(A) The Company will pay you your regular base wages through the Separation Date;

(B) The Company will pay you for any paid time off that you have accrued but not used through the Separation Date;

(C) You will retain all your vested rights, if any, as of the Separation Date in the Company's 401(k) plan and will receive all payments due you under the terms of that plan;

(D) If you were a participant in the Company's group health insurance plan on the Separation Date, the Company will provide you with the right to participate, at your own expense, in such plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); and

(E) Any "Awards" issued to you that are unvested as of the Separation Date shall be forfeited upon you separation from employment. Further, your right to earn an "Annual Incentive Award" for the January 1–December 31, 2017 period shall be forfeited upon your separation from employment. Terms used in this Paragraph 1(E) that are not defined elsewhere in this Agreement shall have the meaning given to such terms under the Associated Banc-Corp 2013 Incentive Compensation Plan.

The payments described in Paragraphs 1(A) and (B), above, will be subject to normal deductions for income and employment taxes and will be paid to you as required by applicable law.

(2) Conditional Assistance Benefits. In consideration of your undertakings set forth in Paragraph 3, below, and conditioned upon (i) your acceptance of the terms contained in this agreement and (ii) your decision not to exercise your revocation rights (described in Paragraph 4(D), below), the Company will provide you the following benefits:

(A) The Company will pay you, as severance, the total pre-tax amount of Six Hundred Forty Five Thousand Dollars and Zero Cents ($645,000.00) minus applicable withholdings, which is equivalent to twenty-two (22) months plus approximately two (2) weeks of Colleague's annual base salary. The Company shall pay the amount of Two Hundred Thousand Dollars and Zero Cents ($200,000.00) minus applicable withholdings in a lump sum on the first regular Company pay date that occurs at least five (5) business days following the expiration of the Revocation Period (defined below) and make a second payment in the amount of Four Hundred Forty Five Thousand and Zero Cents ($445,000.00) minus applicable withholdings on Associated's first regular pay date in January of 2018;

(B) If you are covered by the Company's medical, dental and vision insurance plan on the Separation Date, and you elect COBRA coverage in a timely manner, the Company will, following expiration of the Revocation Period (defined below), pay the normal employer's share of medical, dental and vision insurance costs toward such COBRA coverage until the earlier of (i) the first six (6) months for which you are eligible or (ii) the time by which you become eligible for other insurance coverage. You will be responsible for paying the difference between the Company's share and the total cost of COBRA coverage during such period of Company-subsidized COBRA coverage pursuant to the mandates of COBRA. Should you wish to continue COBRA coverage following this period of Company-subsidized COBRA coverage, you agree and acknowledge that you will be solely responsible for payment of any amounts required to continue health insurance coverage in accordance with the mandates of COBRA. Within ten (10) days of your obtaining eligibility for other health insurance coverage, you agree to inform the Company of such fact in writing;

(C) Following expiration of the Revocation Period but not more than thirty (30) days after the Revocation Period expires, the Company will provide you with financial planning services from Goldman Sachs or its affiliate. The Company's payment for such financial planning services will be made directly by the Company to the service provider in the amount of Ten Thousand Dollars and Zero Cents ($10,000.00).

(3) Your Undertakings. In exchange for the benefits provided to you under Paragraph 2, above, which you acknowledge are greater in their totality than those which you would receive absent this agreement, you agree as follows:

(A) You agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its parents, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, agents, and employees and their predecessors in interest, successors, and assigns ("Released Parties"), jointly and severally, from any claims arising on or before the date you sign this agreement. This release includes, but is not limited to, giving up any claims related in any way to your employment by the Company, the decision to terminate your employment, termination of our employment relationship, and wages and other remuneration, including, but not limited to, any current or former bonus or other incentive plans or programs offered by the Company, including any award under the Associated Banc-Corp 2013 Incentive Compensation Plan. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you, and includes, but is not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorneys' fees, costs, and expenses, and, without limiting the generality of the foregoing, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, all as amended, or any other federal, state or local law, statute or ordinance affecting your employment with or termination from the Company. If you are age 40 or older, your acceptance of this agreement also will release any and all claims under the federal Age Discrimination in Employment Act ("ADEA").

However, this release of claims does not apply to or affect claims for benefits under applicable worker's compensation laws, or any claim that controlling law clearly states may not be released, including by settlement. This release of claims shall not affect your right to indemnification under the Associated Banc-Corp Bylaws. This general release does not apply to any vested rights that you may have in the Company's 401(k) plan or to your continued participation in the Company's group health insurance plan pursuant to COBRA following the Separation Date. This release shall not limit or restrict your right under the ADEA to challenge the validity of this agreement in a court of law and such challenge shall not be considered a breach of this agreement. Likewise, this release shall not prevent, restrict or in any way limit your right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission ("EEOC")) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release of claims does prevent you from making any personal recovery against the Company or the Released Parties, including the recovery of money damages, as a result

of filing a charge or complaint with a government agency against the Company and/or any of the Released Parties;

Notwithstanding this Paragraph 3, nothing contained in this Agreement shall impede Colleague's ability to report possible federal securities violations to the Securities Exchange Commission ("SEC") and other governmental agencies (i) without the Company's approval and (ii) without having to forfeit or forego any resulting whistleblower awards.

(B) You acknowledge and agree that, as of the date on which you sign this agreement, there are no pending complaints, charges or lawsuits filed by you against the Company or any of the Released Parties. You further acknowledge and agree that you are the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 3(A), above, and that you have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity;

(C) You acknowledge and agree that except to the extent explicitly provided for in this agreement, the Released Parties owe you no wages for work performed, whether salary, overtime, bonuses, or commissions, or for accrued but unused paid time off;

(D) By executing this Agreement, Colleague acknowledges the following: (i) Colleague has accurately reported all use of paid time off in accordance with the Company's paid time off policy; (ii) Colleague has not suffered an unreported workplace injury at Associated Bank; and (iii) Colleague's separation from employment shall be deemed a voluntary resignation;

(E) You agree that you have returned to the Company all of its property and all of the property of the Released Parties which you possess or over which you have direct or indirect control, including, but not limited to, all monies, records, files, credit cards, keys, cellular telephones, customer lists and information, and electronically encoded information such as computer drives, etc., all passwords and/or access codes to such Company property and all copies of such Company property;

(F) You agree not to engage at any time in any form of conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company or any of the Released Parties. Regarding non-disparagement of Colleague, any of Associated's Executive Committee members are prohibited from disparaging Colleague or directing any other person to disparage Colleague. If Phil Flynn or Judith Docter are asked to provide a verbal reference for Colleague, he or she shall provide a verbal reference consistent with the language set forth on Exhibit A. In no event shall Associated be responsible for or suffer any liability from any other colleague of Associated who informally or unofficially provides his or her

opinion related to Colleague and/or his performance with Associated. Nothing contained in this Paragraph 3(F) shall preclude you from providing truthful information pursuant to subpoena or other legal process. If you receive a subpoena or are subject to any legal obligation, you agree to provide written notice to the Company within ten (10) days and enclose a copy of the subpoena and any other document identifying the legal obligation. In the event that it is required for you to provide information pursuant to this paragraph, Associated agrees to pay for all reasonable travel expenses that are consistent with Associated's Travel Policy and for which receipts are submitted. In the event Colleague's testimony is compelled by a subpoena or regulatory obligation to provide testimony pursuant to this paragraph and Colleague desires legal counsel, Associated shall pay for reasonable attorney fees;

(G) With respect to the Company's Trade Secrets and Confidential Information (each defined below), Colleague acknowledges that the Company has created and maintains at great expense strategic plans, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, pricing policies, pricing and cost information, personnel data and other similar confidential and proprietary information (collectively "Confidential Information"). Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including all information obtained in connection with customer engagements. Colleague agrees that until the sooner of (i) two (2) years from the Separation Date or (ii) the Confidential Information becomes generally available to the public through no fault of Colleague or any other person under a duty of confidentiality to the Company, Colleague shall not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic territory in which such use or disclosure could harm the Company's existing or potential business interests, any Confidential Information. Confidential Information shall not include Trade Secrets (herein defined) of the Company.

With respect to the Company's Trade Secrets, Colleague agrees not to directly or indirectly use or disclose any Trade Secret of the Company. The term "Trade Secret" has that meaning set for under applicable law. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Colleague shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Colleague is further notified that if Colleague files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Colleague may disclose the Company's Trade Secrets to Colleague's attorney and use the

Trade Secret information in the court proceeding, provided that, Colleague files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

This provision is a material term of this Agreement. In the event Colleague breaches this obligation, Associated Bank has the right to terminate any payments under the Agreement and to recover any and all consideration already paid pursuant to this Agreement, in addition to any other remedies available in law or equity. Provided; however, this provision shall not prohibit Colleague from providing Confidential Information to any state or federal agency in connection with a whistleblower claim;

(H) The following provisions in this Section H supersede Sections 9 (e) and 9 (f) of the 2013 Incentive Compensation Plan Amended and Restated Restricted Stock Unity Agreement. For twelve (12) months immediately after the Separation Date, Colleague shall not directly or indirectly, whether on behalf of Colleague or any third party:

(i) Solicit business, whether directly or indirectly, from any person or entity who is an Active Customer (as defined herein), with whom Colleague has had material business contact during the twelve (12) month period prior to the Effective Date (the "Reference Period") for the purpose of providing competitive products or services similar to those provided by Colleague during the Reference Period.

(ii) Request or advise any Active Customer, supplier or other business contact of the Company who has business relationships with the Company, and in each case, with whom Colleague has had material business contact during the Reference Period, to withdraw, curtail or cancel any business relationship with the Company.

(iii) Induce any employee or individual known by Colleague to be employed or otherwise affiliated with the Company to terminate or breach his/her relationship with the Company.

(iv) Definitions:

(1) "Active Customer" shall mean any customer or prospective customer of the Company which either received any products or services supplied by or on behalf of the Company or was under Active Solicitation by the Company, and with which or whom Colleague had material business contact during the Reference Period.

(2) "Active Solicitation" shall mean at least two material business contacts by any personnel of the Company, including Colleague, during the Reference Period; and

(I) You acknowledge and affirm that by executing this Agreement you are resigning from all positions with Associated Banc-Corp and its subsidiaries, effective as of the Separation Date, and you will undertake all actions necessary to effectuate same.

(4) Acceptance and Revocation Procedures. The Company wishes to ensure that you voluntarily agree to the terms contained in this agreement and do so only after you fully understand them. Accordingly, the following procedures shall apply:

(A) You agree and acknowledge that you have read this agreement, understand its contents and may agree to the terms of this agreement by signing and dating it and returning the signed and dated agreement, via mail, e-mail, hand delivery or overnight delivery, so that it is received by Judith M. Docter, Associated Bank, 433 Main Street, Green Bay, WI 54301, [EMAIL ADDRESS OMITTED] , on or before 5:00 p.m. Central Time on the 22nd calendar day following your receipt of this agreement;

(B) You are hereby advised in writing by the Company to consult with an attorney before signing this agreement and you acknowledge that you have done so or had the opportunity to do so;

(C) You understand that this agreement, at Paragraph 3(A), above, includes a final general release, including a release of all claims under the ADEA;

(D) You understand that you have seven (7) calendar days after signing this agreement within which to revoke your acceptance of it ("Revocation Period"). Such revocation will not be effective unless written notice of the revocation is, via mail, e-mail, hand delivery or overnight delivery, so that it is received by Judith M. Docter, Associated Bank, 433 Main Street, Green Bay, WI 54301, [EMAIL ADDRESS OMITTED] on or before 5:00 p.m. Central Time on the first workday following the end of the Revocation Period;

(E) This agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 4(A), above, and have chosen not to exercise your revocation rights, as described in Paragraph 4(D), above. If you give timely notice of your intention to revoke your acceptance of the terms set forth in this agreement, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this agreement's terms, shall be restored; and

(F) You represent and warrant to the Company that, in the event you choose to accept the terms of this agreement by signing it, the date and time appearing above your

name on the last page of this agreement shall be the actual date and time on which you have signed the agreement. Notwithstanding your failure to execute this agreement or your revocation of it in accordance with Paragraph 4(D), above, the terms of Paragraph 1, above, will continue to apply.

(5) Miscellaneous. Should you accept the terms of this agreement, its terms will be governed by the following:

(A) This agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the termination thereof. If you accept this agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Company, provided, however, any award agreement issued to you under the Associated Banc-Corp 2013 Incentive Compensation Plan shall remain in full force and effect pursuant to its terms;

(B) You agree and acknowledge that this agreement provides you with benefits from the Company which, in their totality, are greater than those to which you otherwise would be entitled;

(C) This agreement can only be modified in writing by a document that is signed by both parties;

(D) For purposes of Internal Revenue Code Section 409A, each payment under this Agreement, shall be treated as a separate payment;

(E) Nothing in the release contained in this agreement should be construed as an admission of wrongdoing or liability on the part of the Company. The Company denies any liability to you. Such provision is included merely to wrap up all loose ends between us;

(F) If any court of competent jurisdiction determines that any of the provisions of Paragraphs 3(G) through 3(H), above, are invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions of Paragraphs 3(G) through 3(H) of this agreement which shall remain valid, binding and enforceable and in full force and effect;

(G) This agreement and its interpretation shall be governed and construed in accordance with the laws of Wisconsin and shall be binding upon the parties hereto and their respective successors and assigns. Any dispute relating to the Agreement shall be brought before any court in Milwaukee County, Wisconsin;

(H) In the event that you breach any provision of this agreement, you agree that the Company may suspend its further performance (including all additional

payments) under this agreement, recover any damages suffered as a result of such breach and recover from you any reasonable attorneys' fees and costs it incurs as a result of your breach. In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provision of this agreement. In no case, however, shall the release provided in Paragraph 3(A), above, be revoked or terminated if you accept this agreement as provided in Paragraph 4(A), above, and do not exercise your revocation rights before the Revocation Period described in Paragraph 4(D), above, expires; and

(I) This agreement may be executed by s electronic signature, which shall be deemed to be the same as an original signature.

(J) The Company confirms that Colleague has received both a signing bonus and relocation expenses. Colleague has no obligation to repay either at any time.

(K) In the event Colleague passes away prior to any payment being made under Paragraph 2(A) of this Agreement, the Company remains obligated to make such payment until the entire amount of $645,000 (minus applicable withholdings) is paid in full. In such event, any remaining payment shall be made to the estate of James Simons.

This agreement is intended to resolve all outstanding issues between you and the Company in a comprehensive manner. Although this agreement contains language releasing the Company from claims, the Company maintains, and you understand and acknowledge that the Company maintains, that you have no such claims against the Company or any of the parties covered by the release contained in Paragraph 3(A), above.

Should you have any questions, please feel free to contact me.

Very truly yours,

Associated Banc-Corp.

By: Judith M. Docter
Judith M. Docter, EVP Chief Human Resources Officer

I agree with and accept the terms contained in this agreement and agree to be bound by them.
Dated this 15th day of August, 2017.

Time: 11:00 AM

James K. Simons